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                                                                    EXHIBIT 10.2

[LUNG LOGO]

                                          Lung Rx, Inc.
                           Corporate Office         Research Office
                           1826 R Street, NW        100 Europa Drive, Suite 599
                           Washington, DC           Chapel Hill, NC
                           20009                    27154
                           Tel: 202-518-0200        Tel: 919-942-3031
                           Fax: 202-518-0802        Fax: 919-942-3421


                                     [Date]

[Addressee/Member of Scientific Advisory Board]

Dear ___________:

      Thank you so much for agreeing to serve on the Scientific Advisory Board of _________.

      For your information, I will outline the mission of our new company and enclose two informational brochures: (1) The PPH Cure Foundation and (2) Lung Rx. As we discussed, Lung Rx is a small, but I think important, Research and Development Company with a long term objective of disease management. Our company is dedicated to identifying, developing and bringing to market important therapies to treat patients who are suffering from severe pulmonary diseases. Our clinical testing, drug development and marketing will be international. With your help, our short-term goals will be to select and develop the best follow-on therapies for prostacyclin. These therapies should have all of the important safety and efficacy benefits of prostacyclin without the requirement for continuous intravenous therapy.

      Additionally, your ideas and direction will be most important in guiding us through and focusing our energies in the view of the several new, and perhaps important developments in nitric oxide, endothelin blockers, potassium channel agonists and gene therapy for prostacyclin synthase and/or NOS. Our company's medium term goals include identifying, developing and marketing one or several of these new candidates. Again, your assistance is most important.

      Though the long-term mission o Lung Rx is disease management for general pulmonary diseases including secondary pulmonary hypertension, ARDS and COPD, our current support is derived exclusively from the PPH Cure Foundation; Lung Rx is absolutely dedicated to developing these therapies in, and bringing these therapies to severely ill patients with primary pulmonary hypertension (PPH). Consistent with Lung Rx's mission, our development and marketing strategy in PPH will be international.

      Ms. Rothblatt and I are delighted that you will join our Scientific Advisory Board. As you can well imagine, a small company such as Lung Rx cannot afford to make mistakes in setting its direction; we need your assistance in setting and refining (when necessary) our strategies to effectively and efficiently carry out our mission to bring these much needed therapies to critically ill patients.

      With your agreement, compensation will cover business travel expenses $1,500 per Board meeting.

      All the best and many thanks.

                                        James W. Crow





                                        ------------------------
                                        President





Enclosure